Exhibit 99.1

The Middleby Corporation Reports Second Quarter Results

ELGIN, Ill.--(BUSINESS WIRE)--August 6, 2014--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of equipment for the commercial foodservice, food processing and residential kitchen industries, today reported net sales and earnings for the second quarter ended June 28, 2014. Net earnings for the second quarter were $48,405,000 or $0.85 per share on net sales of $424,776,000 as compared to the prior year second quarter net earnings of $37,163,000 or $0.67 per share on net sales of $363,801,000.

2014 Second Quarter Financial Highlights

  Net sales increased 16.8% compared to the prior year second quarter. Excluding the impact of acquisitions, sales increased 11.0% during the second quarter.
  Net sales at the company’s Commercial Foodservice Equipment Group increased by $40.9 million, or 18.3%, to $263.9 million in the second quarter as compared to $223.0 million the prior year second quarter. During fiscal 2013, the company completed the acquisitions of Wunder-Bar and Celfrost. During fiscal 2014, the company completed the acquisition of Market Forge. Excluding the impact of these acquisitions, net sales increased by 10.2% in the second quarter.
  Net sales at the company’s Food Processing Equipment Group increased by $8.0 million, or 9.8%, to $89.9 million in the second quarter as compared to $81.9 million the prior year second quarter. During fiscal 2014, the company completed the acquisition of Process Equipment Solutions. Excluding the impact of this acquisition, net sales increased by 6.2% in the second quarter.
  Net sales at the company’s Residential Kitchen Equipment Group increased by $12.1 million, or 20.6%, to $70.9 million in the second quarter of 2014 as compared to $58.8 million in prior year second quarter.
  Gross profit in the second quarter increased to $166.2 million from $136.6 million, reflecting the impact of higher sales volumes. The gross margin rate increased from 37.5% to 39.1%. The increase in the gross margin rate from the prior year reflects improved margins at the Food Processing Equipment Group and Viking resulting from integration initiatives implemented during 2013 and 2014.
  Operating income increased in the second quarter by 25.5% in the second quarter to $75.7 million from $60.3 million in the prior year second quarter. Operating income included $1.3 million of non-recurring charges associated with the integration of the acquired Viking distribution operations.
  Non-cash expenses included in operating income during the second quarter of 2014 increased to $15.3 million as compared to $14.4 million in the prior year second quarter. Non-cash expenses during the 2014 second quarter were comprised of $3.8 million of depreciation, $6.7 million of intangible amortization and $4.8 million of non-cash share based compensation.
  Total debt at the end of the 2014 second quarter amounted to $592.7 million as compared to $655.4 million at the end of the first quarter, as cash generated from operations were utilized to repay debt.

Selim A. Bassoul Chairman and Chief Executive Officer, commented, “We continued to realize solid growth at both our Commercial Foodservice and Food Processing businesses. Increased sales in both businesses reflect demand from customers adopting new technologies to improve the efficiency of their operations and continued growth in demand from international markets.”

“At Viking, we completed the initiative started in 2013 to establish our company owned distribution operations through acquisition and transition of independent distributors covering the U.S., Canada and Mexico. We have largely completed the process of integrating the operations of these acquired independent distributors into a unified national sales and service organization to support our Residential Kitchen Equipment platform. Through this initiative we will continue to enhance critical aspects of the sales, marketing and customer support processes for the Viking brand,” continued Mr. Bassoul.

Mr. Bassoul added, “In the second half, we are focused on marketing of our new lineup of residential products and training of the dealer sales organization. We expect to make significant investments in the second half to promote the display of these new products on dealer showroom floors and anticipate that we will be well positioned moving into 2015.”

Conference Call

A conference call will be held at 10:00 a.m. Central time on Thursday, August 7, 2014 and can be accessed by dialing (888) 391-6937 and providing conference code 81291747# or through the investor relations section of The Middleby Corporation website at www.middleby.com. An audio replay of the call will be available approximately one half hour after its completion and can be accessed by calling (855) 859-2056 and providing code 81291747#.

Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Beech®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter-Hoffmann®, Celfrost®, CookTek®, CTX®, Doyon®, FriFri®, Giga®, Holman®, Houno®, IMC®, Jade®, Lang®, Lincat®, MagiKitch'n®, Market Forge®, Middleby Marshall®, MPC®, Nieco®, Nu-Vu®, PerfectFry®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, Turbochef®, Viking® Wells® and Wunder-Bar®. The company’s leading equipment brands serving the food processing industry include Alkar®, Armor Inox®, Auto-Bake®, Baker Thermal Solutions®, Cozzini®, Danfotech®, Drake®, Maurer-Atmos®, MP Equipment®, Process Equipment Solutions®, RapidPak®, Spooner Vicars® and Stewart Systems®. The company’s leading equipment brands serving the residential kitchen equipment industry includes Brigade®, Jade®, Viking® and Turbochef®. The Middleby Corporation has been recognized by Forbes Magazine as one of the Best Small Companies every year since 2005, most recently in October 2012.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended		Six Months Ended
	2nd Qtr, 2014	2nd Qtr, 2013	2nd Qtr, 2014	2nd Qtr, 2013
Net sales	$424,776	$363,801	$797,254	$691,252
Cost of sales	258,602	227,227	488,104	433,410

Gross profit	166,174	136,574	309,150	257,842

Selling & distribution expenses	48,102	38,638	95,072	74,790
General & administrative expenses	42,333	37,611	82,406	80,532

Income from operations	75,739	60,325	131,672	102,520

Interest expense and deferred financing amortization, net	4,169	4,046	8,156	7,480
Other expense, net	195	391	1,060	604

Earnings before income taxes	71,375	55,888	122,456	94,436

Provision for income taxes	22,970	18,725	40,606	31,371

Net earnings	$48,405	$37,163	$81,850	$63,065

Net earnings per share:

Basic	$0.85	$0.67	$1.44	$1.14

Diluted	$0.85	$0.67	$1.44	$1.13
Weighted average number shares:

Basic	56,866	55,755	56,661	55,470

Diluted	56,867	55,844	56,662	55,850

Comprehensive income	$50,038	$35,174	$85,264	$56,252

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)
(Unaudited)

	Jun 28, 2014	Dec 28, 2013
ASSETS

Cash and cash equivalents	$32,258	$36,894
Accounts receivable, net	229,795	205,264
Inventories, net	260,033	220,116
Prepaid expenses and other	33,738	32,322
Prepaid taxes	6,827	801
Current deferred taxes	48,687	50,337
Total current assets	611,338	545,734

Property, plant and equipment, net	130,676	125,457

Goodwill	719,265	687,955
Other intangibles, net	441,461	447,944
Long-term deferred tax assets	3,337	1,641
Other assets	20,022	10,475

Total assets	$1,926,099	$1,819,206

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$8,210	$1,408
Accounts payable	105,329	96,518
Accrued expenses	202,565	213,459
Total current liabilities	316,104	311,385

Long-term debt	584,488	570,190
Long-term deferred tax liability	72,468	61,433
Other non-current liabilities	42,029	37,851

Stockholders’ equity	911,010	838,347

Total liabilities and stockholders’ equity	$1,926,099	$1,819,206

CONTACT:
The Middleby Corporation
Darcy Bretz, Investor and Public Relations
(847) 429-7756
or
Tim FitzGerald, Chief Financial Officer
(847) 429-7744